UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☑	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
PENTON MEDIA, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Penton Media, Inc.
The Penton Media Building
1300 East Ninth Street
Cleveland, OH 44114-1503
IMPORTANT REMINDER TO VOTE YOUR SHARES
January 10, 2007
Dear Stockholder:
     You recently received proxy materials for the special meeting of stockholders of Penton Media, Inc. to be held in The Penton Media Building, 1300 East Ninth Street, Cleveland, Ohio on Tuesday, January 23, 2007 at 10:00 a.m. local time. If you have not yet voted, please take a moment right now to ensure that your shares are represented at this very important meeting.
     At the special meeting, you will be asked to approve a proposal to adopt the Agreement and Plan of Merger dated as of November 1, 2006, among Prism Business Media Holdings Inc., Prism Acquisition Co. and Penton (the “merger agreement”). You will also be asked to approve a proposal to adjourn the special meeting if necessary or appropriate to solicit additional proxies. These proposals are described in the proxy materials you recently received. We encourage you to read those materials carefully.
PLEASE VOTE YOUR SHARES TODAY
     In order to ensure that you have an opportunity to vote your shares, we have enclosed an additional proxy card that will allow you to exercise your rights as a stockholder.
     Our board of directors unanimously has determined that the merger is in the best interests of the stockholders of Penton Media, Inc., and unanimously recommends that you vote “FOR” the proposal to adopt the merger agreement as well as the proposal to adjourn the meeting if necessary or appropriate. This determination and recommendation are based, among other things, upon the unanimous recommendation of the special committee of our board of directors consisting of directors who do not own any shares of our preferred stock and are not affiliated with management or any holders of our preferred stock.
     Please vote by telephone or by internet today pursuant to the instructions enclosed. Remember — every share and every vote counts! Alternatively, you may sign, date and mail your proxy card in the envelope provided. If you have any questions, or need additional copies of the proxy materials, please call MacKenzie Partners, Inc., toll-free at (800) 322-2885 or collect at (212) 929-5500.
     Thank you in advance for voting promptly.

Sincerely,
/s/ Royce Yudkoff

Royce Yudkoff Chairman of the Board